Exhibit 10.2

STOCK PURCHASE AGREEMENT

by and between

NIKOLA CORPORATION

and

THE PARTIES LISTED HEREIN

Dated as of March 29, 2023

i

Section 5.10.	Specific Performance	35
Section 5.11.	Headings	35
Section 5.12.	Non-Recourse	35

Schedules and Exhibits

Schedule 1: Investors

Exhibit A: Form of Joinder

ii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 29, 2023 (the “Agreement Date”) by and between Nikola Corporation, a Delaware corporation (together with any successor or assign pursuant to Section 5.07, the “Company”), and the several Investors listed on Schedule 1 hereto (together with their successors and permitted assigns, each an “Investor” and, collectively, the “Investors”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article 1.

WHEREAS, the Company expects to commence an underwritten public offering (“Public Offering”) of up to $100.0 million (the “Offering Amount”) of shares of its common stock, $0.0001 par value per share (“Company Common Stock”); and

WHEREAS, each Investor has agreed to purchase from the Company, and the Company will issue and sell to such Investor, severally and not jointly, shares of Company Common Stock up to an amount equal to the Offering Amount, at the Per Share Price (as defined below), or the price per share as otherwise provided in Section 2.01(a) hereof, subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Company and each Investor desire to enter into certain agreements set forth herein; and

WHEREAS, prior to the execution hereof, the Board of Directors (as defined below) approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. Notwithstanding the foregoing, with respect to each Investor (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of such Investor or any of such Investor’s Affiliates and (ii) for purposes of the definitions of “Beneficially Own” and “Registrable Securities” and Sections 3.02(f) and 4.02, no portfolio company of an Investor or its Affiliates shall be deemed an Affiliate of such Investor and its other Affiliates so long as such portfolio company has not been directed, encouraged, instructed, assisted or advised by, or coordinated with, such Investor or any of its Affiliates in carrying out any act prohibited by this Agreement. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Agreement Date” shall have the meaning set forth in the preamble hereto.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 3.01(n)(ii).

“Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that with respect to each Investor (i) the Company and the Company’s Subsidiaries will not be considered Associates of such Investor or any of its Affiliates and (ii) no portfolio company of such Investor or its other Affiliates will be deemed Associates of such Investor or any of its other Affiliates.

“Available” means, with respect to a Registration Statement, that such Registration Statement is effective and there is no stop order with respect thereto and such Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading such that such Registration Statement will be available for the resale of Registrable Securities.

“Base Prospectus” means the base prospectus forming part of that certain registration statement on Form S-3 (File No. 333-264068) as declared effective by the SEC on April 14, 2022.

“Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire Beneficial Ownership of such security at any time.

“Board of Directors” shall mean the board of directors of the Company.

“Breach” shall have the meaning set forth in Section 3.01(r).

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to remain closed.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

“Change in Control” shall mean the occurrence of any of the following events following the date hereof:

(i)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Wholly Owned Subsidiaries and the employee benefit plans of the Company and its Wholly Owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Company Common Stock representing more than 50% of the voting power of Company Common Stock;

(ii)

the consummation of (A) any recapitalization, reclassification or change of Company Common Stock (other than changes resulting from a subdivision or combination) as a result of which Company Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which Company Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving Person or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Change in Control pursuant to this clause (b);

(iii)	the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

“Closing” shall have the meaning set forth in Section 2.03.

“Closing Date” shall have the meaning set forth in Section 2.03.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Common Stock” shall have the meaning set forth in the preamble hereto.

“Company Owned Intellectual Property Rights” shall have the meaning set forth in Section 3.01(o).

“Company Reports” shall have the meaning set forth in Section 3.01(f)(i).

“Company Subsidiary” shall mean a Subsidiary of the Company.

“Convertible Notes” shall have the meaning set forth in Section 3.01(b).

“Data Security Obligations” shall have the meaning set forth in Section 3.01(p).

“DGCL” shall mean the Delaware General Corporation Law.

“DTC” shall have the meaning set forth in Section 2.01(b).

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(c).

“Environmental Laws” shall have the meaning set forth in Section 3.01(r).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Cap” shall have the meaning set forth in Section 2.02(a).

“Existing Indenture” shall mean the Indenture, dated as of June 1, 2022, by and among the Company, the guarantors named therein, and U.S. Bank Trust Company, National Association, as Trustee.

“Extraordinary Transaction” shall have the meaning set forth in Section 4.06(a)(v).

“Forward Purchase Shares” shall have the meaning set forth in Section 2.01(a).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property Rights” shall have the meaning set forth in Section 3.01(n).

“Investor” shall have the meaning set forth in the preamble hereto.

“Investor Affiliates” means, collectively and individually, the Affiliates and Associates of each Investor.

“IT Systems and Data” shall have the meaning set forth in Section 3.01(q).

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all the rights and obligations of an Investor under this Agreement, in form and substance substantially as attached hereto as Exhibit A or such other form as may be agreed to by the Company and an Investor.

“Liens” shall mean liens, mortgages, pledges, security interests, charges, encumbrances, title retention agreement, or adverse claims, rights or proxies of any kind.

“Material Adverse Effect” shall mean: any events, changes or developments that, individually or in the aggregate:

(i) have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change or development resulting from or arising out of the following:

(a)

events, changes or developments generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world;

(b)	events, changes or developments in the industries in which the Company or any Company Subsidiary conducts its business;

(c)

any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local Governmental Entity, or market administrator;

(d)	any changes in GAAP or accounting standards or interpretations thereof;

(e)	epidemics, pandemics, earthquakes, any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism or cyberattacks;

(f)	the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby;

(g)	any taking of any action at the request of any Investor;

(h)

any failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such failure has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition); or

(i)

any changes in the share price or trading volume of the Company Common Stock or in the Company’s credit rating (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any event, change, effect or development underlying such change has resulted in a Material Adverse Effect so long as it is not otherwise excluded by this definition);

except, in each case with respect to subclauses (a) through (e), to the extent that such event, change or development disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate; or

(ii) materially and adversely affect or delay the Company’s power or ability to consummate the Transactions or perform its obligations under this Agreement.

“Nasdaq” shall mean The Nasdaq Stock Market.

“Note” or “Notes” shall mean the Company’s 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026 issued pursuant to the Existing Indenture.

“Note Exchange” shall mean the Company’s agreement to exchange $100.0 million of the Notes for a new series of 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026 on a dollar-for-dollar basis with a new conversion price pursuant to an Investment and Exchange Agreement dated the date hereof.

“Notes Investment Agreement” shall mean the Investment Agreement, dated as of April 30, 2022, by and among the Company, Nikola Subsidiary Corporation, and the parties listed therein.

“Offering Amount” shall have the meaning set forth in the preamble hereto.

“Open Source Software” shall have the meaning set forth in Section 3.01(o).

“Per Share Price” shall mean the number equal to the Reference Price multiplied by 80%, rounded to the nearest cent.

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Personal Data” shall have the meaning set forth in Section 3.01(p).

“Placement Agent” shall mean Citigroup Global Markets Inc.

“Public Offering” shall have the meaning set forth in the preamble hereto.

“Prospectus” shall mean the Base Prospectus and Prospectus Supplement.

“Prospectus Supplement” shall mean the preliminary prospectus supplement to the Base Prospectus complying with Rule 424(b) of the Securities Act as filed with the SEC relating to the issuance of the Shares to the Investors and the shares of Company Common Stock to be offered and sold in the Public Offering.

“Purchase Price” shall have the meaning set forth in Section 2.01(a).

“Reference Price” shall mean the closing price for the Company Common Stock as reported by Nasdaq on the date the Public Offering is announced.

“Registration Statement” shall mean that certain registration statement on Form S-3 (File No. 333-264068) as declared effective by the SEC on April 14, 2022.

“Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Rule 144A” shall mean Rule 144A promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Sanctions” shall have the meaning set forth in Section 3.01(m)(iii)(A).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Shares” shall mean the Forward Purchase Shares.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Company Common Stock).

“Specified Persons” shall have the meaning set forth in Section 5.12.

“Standstill Period” shall mean, with respect to any Investor, the period commencing on the Closing Date and ending on the earliest of (a) the effective date of a Change in Control and (b) 90 days after the date on which none of such Investor or its Affiliates Beneficially Own any shares of Company Common Stock.

“Stockholder Approval” means both of the following have occurred: (i) the Company has amended its certificate of incorporation to increase the number of authorized shares of Company Common Stock to allow for the reservation of at least such number of shares of Company Common Stock as needed upon initial conversion of all Notes and all convertible notes issued pursuant to the Note Exchange (the “New Notes”) and (ii) the Company has obtained the stockholder approval contemplated by Nasdaq Rule 5635 with respect to the issuance, in the aggregate, of Company Common Stock in excess of the limitations imposed by such rule (A) pursuant to this Agreement and (B) upon conversion of the New Notes.

“Subsidiary” shall mean, with respect to any Person, any other Person of which 50% or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect 50% or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value- added, and other taxes imposed by a Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” shall mean a report, return or other document (including any amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes.

“Third Party” shall mean a Person other than, in the case of an Investor, such Investor or any Affiliate of such Investor.

“Third Party Tender/Exchange Offer” shall mean a tender or exchange offer made to all of the holders of Company Common Stock by a Third Party for a number of outstanding shares of Voting Stock that, if consummated, would result in a Change in Control if (a) the Board of Directors has recommended such tender or exchange offer in a Schedule 14D-9 under the Exchange Act or (b) such tender offer or exchange offer is either (i) a tender offer or exchange offer for less than all of the outstanding shares of Company Common Stock or (ii) part of a two-step transaction and the consideration to be received in the second step of such transaction is not identical in amount or form (or the election of the type of consideration available to the holders of Company Common Stock is not identical in the second step of such transaction) as the first step of such transaction.

“Total Commitment” shall have the meaning set forth in Section 2.01.

“Trading Affiliates” shall have the meaning set forth in Section 3.02(e).

“Trading Market” means The Nasdaq Stock Market (or any nationally recognized successor thereto).

“Transactions” shall have the meaning set forth in Section 3.01(c).

“Trustee” shall have the meaning set forth in the recitals.

“Tumim Agreements” shall have the meaning set forth in Section 3.01(b).

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%.”

Section 1.02. General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), references to “the date hereof” refer to the date of this Agreement and references herein to Articles or Sections refer to Articles or Sections of this Agreement. References to any law or statute shall be deemed to refer to such law or statute as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

ARTICLE 2

SALE AND PURCHASE

Section 2.01. Sale and Purchase of the Forward Purchase Shares.

(a) Subject to the terms and conditions of this Agreement, the Company shall have the right, but not the obligation, to issue and sell to each Investor, severally and not jointly, and the Investors irrevocably commit to purchase from the Company, an aggregate number of duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock equal to the quotient of (i) the difference of the Offering Amount minus the aggregate offering price in the Public Offering on the date of the initial closing of the Public Offering (such difference, the “Total Commitment”), divided by (ii) the Per Share Price (with the aggregate number of shares rounded down to the nearest whole share); provided, however, that if the price per share of Company Common Stock sold to the public in the Public Offering is greater than the Per Share Price, the Investor shall not be required to purchase more than $25,000,000 of shares of Company Common Stock, which shares shall be purchased at the price to the public in the Public Offering. Any shares of the Company Common Stock sold pursuant to this Section 2.01 shall be referred to herein as the “Forward Purchase Shares,” and any cash paid in consideration for the Forward Purchase Shares shall be referred to herein as the “Purchase Price”.

(b) Payment for the Forward Purchase Shares to be issued and sold at the Closing shall be made to the Company in federal or other funds immediately available against delivery of such Forward Purchase Shares for the respective accounts of the several Investors on the Closing Date. The Forward Purchase Shares shall be in definitive form or global form, as specified by each Investor, and registered in such names and in such denominations as each such Investor shall request in writing not later than one full business day prior to the Closing Date. The Forward Purchase Shares shall be delivered for the respective accounts of each several Investor, with any transfer taxes payable in connection with the transfer of the Forward Purchase Shares to the Investors duly paid by the Company, against payment of the Purchase Price therefor. The Company shall cause such Forward Purchase Shares to be available through the facilities of The Depository Trust Company (“DTC”) at the Closing.

Section 2.02. Compliance with Rules of Trading Market.

(a) The Company shall not issue or sell any shares of Company Common Stock pursuant to this Agreement, and the Investor shall not purchase or acquire any shares of Company Common Stock pursuant to this Agreement, to the extent that after giving effect thereto, the aggregate number of shares of Company Common Stock that would be issued pursuant to this Agreement and the Note Exchange and the transactions contemplated hereby and thereby would exceed 118,427,786 (representing 19.99% of the shares of Company Common Stock issued and outstanding immediately prior to the execution of this Agreement), which number of shares shall be reduced, on a share-for-share basis, with a corresponding decrease in the number of shares purchasable under Section 2.01(a) hereof, , by the number of shares of Company Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under applicable rules of the Trading Market (such maximum number of shares, the “Exchange Cap”), unless the Company’s stockholders have approved the issuance of shares of Company Common Stock pursuant to this Agreement in excess of the Exchange Cap in accordance with the applicable rules of the Trading Market. For the avoidance of doubt, the Company may, but shall be under no obligation to, request its stockholders to approve the issuance of shares of Company Common Stock pursuant to this Agreement; provided, that if such stockholder approval is not obtained, the Exchange Cap shall be applicable for all purposes of this Agreement and the transactions contemplated hereby at all times during the term of this Agreement.

(b) The Company shall not issue or sell any shares of Company Common Stock pursuant to this Agreement if such issuance or sale would reasonably be expected to result in (A) a violation of the Securities Act or (B) a breach of the rules of the Trading Market. The provisions of this Section 2.02 shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 2.02 only if necessary to ensure compliance with the Securities Act and the applicable rules of the Trading Market.

Section 2.03. The Closing.

(a) Subject to the satisfaction or waiver of the conditions for the Closing set forth in this Section 2.03, the closing (the “Closing”) of the purchase and sale of the Forward Purchase Shares hereunder shall take place at electronically at 11:00 a.m. Eastern time on the date that is the later of (i) two (2) Business Days after the initial closing date of the Public Offering and (ii) April 11, 2023, or at such other place, time or date as may be mutually agreed upon in writing by the Company and the Investors (the date on which the Closing actually occurs, the “Closing Date”).

(b) To effect the purchase and sale of Forward Purchase Shares, upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i) the Company shall deliver the applicable portion of the Forward Purchase Shares, registered in the name of each Investor or through the facilities of the DTC as elected by the Investors, against payment in full by or on behalf of such Investor of the applicable Purchase Price for the applicable portion of the Forward Purchase Shares;

(ii) each Investor shall cause a wire transfer to be made in same day funds to an account of the Company designated in writing by the Company to the Investors in an amount equal to the Purchase Price (less any deduction permitted under Section 5.06) for the applicable Forward Purchase Shares; and

(iii) each Investor shall have caused to be delivered to the Company a duly completed and executed IRS Form W-8 or W-9, as applicable.

(c) The obligations of the Company and each Investor to consummate the Closing are subject to the satisfaction or waiver of the purchase and sale of the Forward Purchase Shares shall not be prohibited by law or enjoined by any governmental authority of competent jurisdiction.

(d) The obligations of each Investor to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

(i) (A) the representations and warranties of the Company set forth in Section 3.01(a), 3.01(c) and (e) shall be true and correct in all material respects on and as of the Closing Date; (B) the representations and warranties of the Company set forth in (x) Section 3.01(b), (y) the last sentence of Section 3.01(g)(i) and (z) Section 3.01(h) shall be true and correct on and as of the Closing Date and (C) the representations and warranties of the Company set forth in Section 3.01, other than as described in the foregoing clauses (A) and (B) shall be true and correct on and as of the Closing Date (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties), except where the failure of such representations and warranties referenced in this clause (C) to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(ii) the Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing;

(iii) each Investor shall have received a certificate, dated the Closing Date, duly executed by an executive officer of the Company on behalf of the Company, certifying that the conditions specified in Sections 2.03(d)(i) and 2.03(d)(ii) have been satisfied; and

(iv) The Investors shall have been satisfied with the disclosure of this Agreement and the Transactions in each of the preliminary prospectus supplement and the prospectus supplement with respect to the Public Offering, in each cash, prior to the filing thereof with the SEC by the Company.

(e) The obligations of the Company to sell the Forward Purchase Shares to each Investor are subject to the satisfaction or waiver of the following conditions as of the Closing:

(i) the Public Offering shall have commenced;

(ii) the representations and warranties of such Investor set forth in Section 3.02 shall be true and correct in all material respects on and as of the Closing Date;

(iii) such Investor shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(iv) the Company shall have received a certificate, dated the Closing Date, duly executed by an authorized person of such Investor, certifying that the conditions specified in Sections 2.03(e)(ii) and 2.03(e)(iii) have been satisfied.

Section 2.04. Termination.

(a) This Agreement may be terminated before the Closing:

(i) by mutual written agreement of the Company and Investors that agreed to purchase a majority of the Forward Purchase Shares to be issued and sold pursuant to this Agreement;

(ii) by either the Company or an Investor (solely with respect to itself), if following the execution of the underwriting agreement with respect to the Public Offering, such underwriting agreement is terminated in accordance with its terms without the Public Offering being consummated;

(iii) by the Company if the Company determines in its sole discretion it does not intend to consummate the Transactions or the Public Offering; or

(iv) by the Investors if the Closing has not occurred on or prior to April 13, 2023 (or such later date as may be agreed between the Company and the Investors in their sole discretion).

(b) If this Agreement is terminated pursuant to Section 2.04(a), this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party with respect to whom this Agreement shall have terminated; provided that, if such termination shall result from the intentional (i) failure of a party to fulfill a condition to the performance of the obligations of an other party or (ii) failure of a party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 2.04(b) and Sections 1.01, 5.07, 5.09 and 5.12 shall survive any termination hereof pursuant to Section 2.04.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Company. Except as disclosed in the Company Reports filed with or furnished to the SEC and publicly available prior to the date hereof (excluding in each case any disclosures set forth in the risk factors or “forward-looking statements” sections of such reports, and any other disclosures included therein to the extent they are predictive or forward-looking in nature), the Company represents and warrants to the Investors, as of the date hereof and as of the Closing Date, as follows:

(a) Existence and Power.

(i) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own or lease its property and to conduct its business as it is being conducted on the date of this Agreement, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Each Company Subsidiary has been duly incorporated, organized or formed, is validly existing as a corporation or other business entity in good standing under the laws of the jurisdiction of its incorporation, organization or formation (to the extent that the concept of good standing is applicable in such jurisdiction), has the corporate or other business entity power and authority to own or lease its property and to conduct its business as it is being conducted on the date of this Agreement, and is duly qualified to transact business and is in good standing (to the extent that the concept of good standing is applicable in such jurisdiction) in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing (to the extent that the concept of good standing is applicable in such jurisdiction) would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; all of the issued shares of capital stock or other equity interests of each Company Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable and, except for directors’ qualifying shares, are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

(b) Capitalization. The authorized share capital of the Company consists of 800,000,000 shares of Company Common Stock and 150,000,000 shares of preferred stock, $0.0001 par value per share. As of February 28, 2023, there were (i) 557,384,858 shares of Company Common Stock issued and outstanding and no shares of preferred stock of the Company issued and outstanding, (ii) options to purchase an aggregate of 22,390,241 shares of Company Common Stock outstanding, (iii) 28,983,635 shares of Company Common Stock underlying the Company’s outstanding restricted stock unit awards (assuming maximum vesting of such awards) and 82,334 shares of Company Common Stock underlying certain restricted stock units and performance-related stock units and (iv) warrants to purchase 1,388,266 shares of Company Common Stock issued and outstanding. Since February 28, 2023, (A) the Company has only issued options and restricted stock unit awards or other rights to acquire shares of Company Common Stock in the ordinary course of business consistent with past practice, and (B) the only shares of capital stock issued by the Company were pursuant to (v) the Company’s existing equity plans, (w) exercise or vesting of outstanding warrants, outstanding options, restricted stock unit awards and other compensatory rights to purchase shares of Company Common Stock granted to employees, directors or other service providers, (x) the Company’s common stock purchase agreements with Tumim Stone Capital LLC, which agreements are described in the Company Reports (the “Tumim Agreements”), (y) the Company’s equity distribution agreement with Citigroup Global Markets, Inc. dated August 30, 2022, which agreement is described in the Company Reports or (z) series A senior convertible notes due 2023 and series B-1 senior convertible notes due 2024, which notes are described in the Company Reports (together with documents related to such notes, the “Convertible Notes”). All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as disclosed in the Company Reports filed with or furnished to the SEC and publicly available since December

31, 2022 and as provided in this Agreement, the Existing Indenture and the Notes, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock and there are no current outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock, except with respect to the acquisition of shares of Company Common Stock by the Company to satisfy the payment of the applicable exercise price or withholding taxes for equity awards. Since December 31, 2022, the Company has not declared or paid any dividends.

(c) Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (collectively, the “Transactions”) have been duly authorized by the Board of Directors and all other necessary corporate action on the part of the Company. Assuming this Agreement constitutes the valid and binding obligation of each Investor, this Agreement is a valid and binding obligation of the Company, enforceable against them in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer, preference or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

(d) Valid Issuance. The Shares have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor, the Shares will be validly issued, fully paid and nonassessable and free of pre-emptive or similar rights.

(e) Non-Contravention/No Consents. The execution, delivery and performance of this Agreement, the issuance of the Shares and the consummation by the Company of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the certificate of incorporation or bylaws of the Company, (ii) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Company or any Company Subsidiary or (iii) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary other than in the cases of clauses (ii) and (iii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Assuming the accuracy of the representations of each Investor set forth herein, other than (A) any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, (B) the filing of a listing notice with Nasdaq or filings under state securities or “Blue Sky” laws, (C) any required filings pursuant to the Exchange Act or the rules of the SEC, Nasdaq or state regulators, or (D) as have been obtained prior to the date of this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, except for any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) Reports; Financial Statements.

(i) The Company has filed with or furnished to the SEC, as applicable, (A) its annual report on Form 10-K for its fiscal year ended December 31, 2022, and (B) all other forms, reports, schedules and other statements required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since December 31, 2022 (collectively, the “Company Reports”). As of its respective date, and, if amended, as of the date of the last such amendment, each Company Report complied in all material respects as to form with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to such Company Report. As of its respective date, and, if amended, as of the date of the last such amendment, no Company Report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading.

(ii) Each of the consolidated balance sheets, and the related consolidated statements of operations, stockholders’ equity and cash flows, included in the Company Reports filed with the SEC under the Exchange Act (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and the results of the consolidated operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject, in the case of any unaudited financial statements, to normal recurring year-end adjustments, (C) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth therein or in the notes thereto and, in the case of unaudited financial statements, except for the absence of footnote disclosure, and (D) otherwise comply in all material respects with the requirements of the SEC.

(iii) Except as disclosed in the Company Reports, the Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.

(iv) Except as disclosed in the Company Reports and other than the transactions contemplated by this Agreement, there has been no transaction, or series of related transactions, agreements, arrangements or understandings, nor is there any proposed transaction, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC under the Securities Act that have not been disclosed in the Company Reports.

(g) Absence of Certain Changes. Since December 31, 2022, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business; and (ii) no events, changes or developments have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

(h) No Undisclosed Liabilities, etc. As of the date hereof, there are no liabilities of the Company or any Company Subsidiary that would be required by GAAP to be reflected on the face of the balance sheet, except (i) liabilities reflected or reserved against in the financial statements or disclosed in the notes thereto contained in the Company Reports, (ii) liabilities incurred since December 31, 2022 in the ordinary course of business and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) Compliance with Applicable Law. Each of the Company and its Subsidiaries has complied in all respects with, and is not in default or violation in any respect of, any law, statute, order, rule, regulation, policy or guideline of any federal, state or local or international Governmental Entity having jurisdiction or otherwise applicable to the Company and its Subsidiaries, other than as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

(j) Legal Proceedings. There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened to which the Company or any Company Subsidiary is a party or to which any of the properties of the Company or any Company Subsidiary is subject that would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) Real and Personal Property. The Company and its Subsidiaries have good and marketable title in fee simple to all items of real property described in the Company Reports as being owned by them, good and valid title to all personal property described in the Company Reports as being owned by them that are material to the businesses of the Company or such Subsidiary, in each case free and clear of all liens, encumbrances and claims, except those matters that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Any real or personal property described in the Company Reports as being leased by the Company and any of its Subsidiaries is held by them under valid, existing and enforceable leases, except those that (A) do not materially interfere with the use made or proposed to be made of such property by the Company or any of its Subsidiaries or (B) would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Each of the properties of the Company and its Subsidiaries complies with all applicable codes, laws and regulations (including building and zoning codes, laws and regulations and laws relating to access to such properties), except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect. None of the Company or its Subsidiaries has received from any Governmental Entities any notice of any condemnation of, or zoning change affecting, the properties of the Company and its Subsidiaries, and the Company knows of no such condemnation or zoning change which is threatened, except for such that would not reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its Subsidiaries or otherwise have a Material Adverse Effect, individually or in the aggregate. The Company and its Subsidiaries have good and marketable title to all personal property owned by them that is material to the business of the Company and the Company Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries.

(l) Anti-Corruption, Anti-Money Laundering, and Economic Sanctions Compliance.

(i) (i) None of the Company or any Company Subsidiary or affiliate, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent or representative of the Company or any Company Subsidiary or affiliate, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action, or to any person in violation of any applicable anti-corruption laws; (ii) the Company and each Company Subsidiary and their respective affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with such laws and with the representations and warranties contained herein; and (iii) neither the Company nor any Company Subsidiary will use, directly or indirectly, the proceeds of the offering in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any applicable anti-corruption laws.

(ii) The operations of the Company and each Company Subsidiary are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and each Company Subsidiary conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(iii) None of the Company or any Company Subsidiary, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent, affiliate or representative of the Company or any Company Subsidiary, is a Person that is, or is owned or controlled by one or more Persons that are:

(A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or

(B) located, organized or resident in a country or territory that is the subject of Sanctions (as of the date of this Agreement, the so–called Donetsk People’s Republic, the so–called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

(iv) The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person:

(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(v) The Company and each Company Subsidiary have not knowingly engaged in, are not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(m) Intellectual Property. Except to the extent it would not be reasonably expected to have a Material Adverse Effect: (i) the Company and each Company Subsidiary own or have a valid license to use any and all patents, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, processes or procedures), trademarks, service marks, trade names, domain names, software, data and other worldwide intellectual property or similar proprietary rights, including any and all registrations and applications for registration thereof and any and all goodwill associated therewith (collectively, “Intellectual Property Rights”), in each case, used in or reasonably necessary to the conduct of their businesses as currently conducted; (ii) the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary (the “Company Owned Intellectual Property Rights”), are solely and exclusively owned by the Company or the Company Subsidiaries, in each case free and clear of all liens, defects or similar encumbrances or other restrictions, other than non-exclusive licenses granted in the ordinary course of business, (iii) the Company Owned Intellectual Property Rights and, to the Company’s knowledge, the Intellectual Property Rights licensed to the Company or any Company

Subsidiary, are valid, subsisting and enforceable, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by a third party (A) challenging the validity, scope or enforceability of any such Intellectual Property Rights or (B) alleging that the Company or any Company Subsidiary has infringed, misappropriated or violated any Intellectual Property Rights of any third party; (iv) neither the Company nor any Company Subsidiary has received any written notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights; (v) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated, any Company Owned Intellectual Property Rights; (vi) neither the Company nor any Company Subsidiary infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights; (vii) all employees or contractors engaged in the development of Intellectual Property Rights on behalf of the Company or any Company Subsidiary have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Intellectual Property Rights to the Company or a Company Subsidiary, and to the Company’s knowledge no such agreement has been breached or violated; and (viii) the Company and the Company Subsidiaries use, and have used, commercially reasonable efforts to appropriately maintain the confidentiality of all information intended to be maintained as a trade secret (including proprietary confidential software source code).

(n) Open Source Software. Except to the extent it would not be reasonably expected to have a Material Adverse Effect, (i) the Company and the Company Subsidiaries use and have used any and all software and other materials distributed under a “free,” “open source,” or similar licensing model (including but not limited to the MIT License, Apache License, GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (“Open Source Software”) in compliance with all license terms applicable to such Open Source Software; and (ii) neither the Company nor any Company Subsidiary uses or distributes or has used or distributed any Open Source Software in any manner that requires or has required (A) the Company or any Company Subsidiary to permit reverse engineering of any software code or other technology owned by the Company or any Company Subsidiary or (B) any software code or other technology owned by the Company or any Company Subsidiary to be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributed at no charge.

(o) Data Security; Privacy. The Company and each Company Subsidiary: (i) have complied and are presently in compliance in all material respects with all internal and external written privacy policies, contractual obligations, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority and any other applicable legal obligations, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal, disclosure or other processing by or on behalf of the Company or any Company Subsidiary of personal data, personal information, personally identifiable information, and any similar term as defined by applicable law (“Data Security Obligations”, and such data and information, “Personal Data”); (ii) maintain and have maintained commercially reasonable policies and procedures designed to ensure the Company’s, and the Company Subsidiaries’ compliance with the Data Security Obligations except to the extent it would not be reasonably expected to have a Material Adverse Effect; and (iii) have not received any notification of or complaint regarding, and are unaware of any other facts that, individually or in the aggregate, would reasonably indicate non-compliance with any Data Security Obligation. There is no action, suit, investigation or proceeding by or before any court or governmental agency or authority pending or threatened in writing against the Company or any Company Subsidiary alleging non-compliance with any Data Security Obligation.

(p) Information Technology Systems and Data. Except to the extent it would not be reasonably expected to have a Material Adverse Effect, the information technology assets, equipment, computers, systems, networks, hardware, software, internet websites, applications, data and databases (including the Personal Data, the data of their respective customers, employees, suppliers, vendors and any other third party data maintained, processed or transmitted by or on behalf of the Company and the Company Subsidiaries) used by or on behalf of the Company and Company Subsidiaries (collectively, “IT Systems and Data”) are reasonably adequate for, and operate and perform as required in connection with, the operation of the businesses of the Company and the Company Subsidiaries as currently conducted, free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and each Company Subsidiary take and have taken all reasonable technical and organizational measures necessary to protect the IT Systems and Data. Without limiting the foregoing, the Company and the Company Subsidiaries have used commercially reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, reasonable information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans, consistent with industry standards and practices, that are designed to protect against and prevent the breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or any other compromise or misuse, in each case, of or relating to any IT Systems and Data (“Breach”). There has been no Breach, and the Company and the Company Subsidiaries have not been notified of and have no knowledge of any event or condition that would reasonably be expected to result in, any Breach except as would not be reasonably expected to have a Material Adverse Effect.

(q) Environmental Laws.

(i) The Company and each Company Subsidiary (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(r) Labor Disputes. No material labor dispute with the employees of the Company or any Company Subsidiary exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could, singly or in the aggregate, have a Material Adverse Effect.

(s) Investment Company Act. The Company is not, and immediately after receipt of payment for the Forward Purchase Shares at the Closing, will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Insurance. The Company and each Company Subsidiary are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as, in the Company’s reasonable judgment, are prudent and customary in the businesses in which they are engaged; neither the Company nor any Company Subsidiary has been refused any insurance coverage sought or applied for; and neither the Company nor any Company Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u) Certificates; Authorizations. The Company and each Company Subsidiary possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(v) Internal Controls. Except as disclosed in the Company Reports, the Company and each Company Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(w) Taxes and Tax Returns. The Company and each Company Subsidiary have filed all federal, state, local and foreign Tax Returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, singly or in the aggregate, have a Material Adverse Effect) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, singly or in the aggregate, have a Material Adverse Effect, or, except as currently being contested in good faith and for which reserves required by GAAP have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any Company Subsidiary which, singly or in the aggregate, has had (nor does the Company nor any Company Subsidiary have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or the Company Subsidiaries and which could reasonably be expected to have) a Material Adverse Effect.

(x) Statistical Data. Neither the Company nor any Company Subsidiary has any securities rated by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act.

(y) Brokers and Finders. The Company has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Investors would be required to pay.

(z) Registration. The Company has prepared and filed the Registration Statement in conformity with the requirements of the Securities Act, which became effective on April 14, 2022, including the Base Prospectus, and such amendments and supplements thereto as may have been required to the date of this Agreement. The Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus has been issued by the SEC and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the SEC. At the time the Registration Statement and any amendments thereto became effective, at the date of this Agreement and at the Closing Date, the Registration Statement and any amendments thereto conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, at time the Prospectus or any amendment or supplement thereto was issued and at the Closing Date, conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(aa) No Additional Representations.

(i) The Company acknowledges that each Investor makes no representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.02 or in any certificate delivered by such Investor pursuant to this Agreement, and the Company has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.02 or in any certificate delivered by such Investor pursuant to this Agreement.

(ii) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.02 or in any certificate delivered by each Investor pursuant to this Agreement, (i) no person has been authorized by such Investor to make any representation or warranty relating to such Investor or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such Investor, and (ii) any materials or information provided or addressed to the Company or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of such Investor unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.02 of this Agreement or in any certificate delivered by such Investor pursuant to this Agreement.

Section 3.02. Representations and Warranties of Each Investor. Each Investor, severally and not jointly, represents and warrants to, and agrees with, the Company, as of the date hereof and the Closing Date, as follows:

(a) Organization; Ownership. Such Investor is duly organized, validly existing and in good standing (to the extent that the concept of “good standing” is recognized by the applicable jurisdiction) under the laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b) Authorization; Sufficient Funds; No Conflicts; Ownership.

(i) Such Investor has the power and authority to execute and deliver this Agreement and to consummate the purchase of the Forward Purchase Shares. The execution, delivery and performance by such Investor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action by such Investor. No other proceedings on the part of such Investor are necessary to authorize the execution, delivery and performance by such Investor of this Agreement and consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Investor. Assuming this Agreement constitutes the valid and binding obligation of the Company, this Agreement is a valid and binding obligation of such Investor, enforceable against it in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii) Such Investor has as of the date hereof, and will have as of the Closing, cash in immediately available funds or uncalled and unrestricted capital commitments in excess of the Purchase Price payable by it.

(iii) The execution, delivery and performance of this Agreement by such Investor, the consummation by such Investor of the Transactions, and the compliance by such Investor with any of the provisions thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of such Investor’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon such Investor or any of its Affiliates or (C) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to such Investor or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the Transactions.

(c) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of such Investor in connection with the execution, delivery and performance by such Investor of this Agreement, and the consummation by such Investor of the Transactions to which it is a party, except for any required filings or approvals under the HSR Act or any foreign antitrust or competition laws, and any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the Transactions by such Investor.

(d) Brokers and Finders. Such Investor has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

(e) Certain Trading Activities. Other than with respect to the transactions contemplated herein, neither the Investors nor any Affiliate of the Investors which (x) had knowledge of the transactions contemplated hereby, (y) has or shares discretion relating to such Investors’ investments or trading or information concerning such Investors’ investments, including in respect of the Shares, and (z) is subject to such Investors’ review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with the Investors or Trading Affiliate, effected or agreed to effect any purchases or sales of the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities) since the date the Investors were “wall crossed” regarding the transactions contemplated hereby through the date of determination of the Price Per Share. Notwithstanding the foregoing, in the case of an Investor and/or Trading Affiliate that is, individually or collectively, a multi-managed investment bank or vehicle whereby separate portfolio managers manage separate portions of such Investor’s or Trading Affiliate’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s or Trading Affiliate’s assets, the representation set forth above shall apply only with respect to the portion of assets managed by the portfolio manager that have knowledge about the financing transaction contemplated by this Agreement. Other than to other Persons party to this Agreement, such Investor has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect short sales or similar transactions after the Closing.

(f) No Additional Representations.

(i) Such Investor acknowledges that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01 or in any certificate delivered by the Company pursuant to this Agreement, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.01 or in any certificate delivered by the Company pursuant to this Agreement, the Company makes no representation or warranty with respect to (A) any matters relating to the Company, its business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to such Investor (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries, and such Investor has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01 or in any certificate delivered by the Company pursuant to this Agreement.

(ii) Such Investor has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges such Investor has been provided with sufficient access for such purposes. Such Investor acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01 or in any certificate delivered by the Company pursuant to this Agreement, (i) no person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by such Investor as having been authorized by the Company, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to such Investor or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01 of this Agreement or in any certificate delivered by the Company pursuant to this Agreement.

ARTICLE 4

ADDITIONAL AGREEMENTS

Section 4.01. Taking of Necessary Action. Each party hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale and purchase of the Forward Purchase Shares hereunder, subject to the terms and conditions hereof and compliance with applicable law. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of the sale and purchase of the Forward Purchase Shares, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and the sole expense of, the requesting party.

Section 4.02. Antitrust Approval. The Company and the Investors acknowledge that one or more filings under the HSR Act or foreign antitrust laws may be necessary in connection with the issuance of the Shares. Each Investor will promptly notify the Company if any such filing is required on the part of such Investor. To the extent reasonably requested, the Company, such Investor and any other applicable Investor Affiliate will use reasonable best efforts to cooperate in timely making or causing to be made all applications and filings under the HSR Act or any foreign antitrust requirements in connection with the issuance of the Shares held by such Investor or any Investor Affiliate in a timely manner and as required by the law of the applicable jurisdiction; provided that, notwithstanding anything in this Agreement to the contrary, the Company shall not have any responsibility or liability for failure of such Investor or any of its Affiliates to comply with any applicable law. The Company and each Investor shall cooperate, provide all necessary information, and keep each other fully apprised with respect to such filing and regulatory processes. Each party shall be responsible for the payment of the filing fees and any other costs and expenses incurred by it in connection with any such applications or filings made by such party.

Section 4.03. Nasdaq Approval. The Company shall use its reasonable best efforts to cause the Shares to be approved for listing on the Nasdaq, subject to official notice of issuance.

Section 4.04. DTC Eligibility. The Company shall make the Shares available on request to any Investor through the facilities of DTC no later than the Closing Date, except as otherwise set forth herein.

Section 4.05. Prospectus Supplement(a) . As soon as practicable after execution of this Agreement, the Company shall file the Prospectus Supplement with respect to the Shares and the shares of Company Common Stock offered for sale in the Public Offering as required under, and in conformity with, the Securities Act, including Rule 424(b) thereunder. Without limiting any other obligation of the Company under this Agreement, the Company shall timely make all filings and reports relating to the offer and sale of the Shares required under all applicable securities laws (including, without limitation, all applicable federal securities laws and all applicable “Blue Sky” laws), and the Company shall comply with all applicable federal, state and local laws, statutes, rules and regulations relating to the offering and sale of the Shares to the Investors. The Investors shall comply with all applicable provisions of the Securities Act and the Exchange Act, including Regulation M thereunder, and all applicable state securities or “Blue Sky” laws. The Company shall provide the Investors reasonable opportunity to review and comment on the Prospectus Supplement and any filings and reports relating to the offer and sale of the Shares, and any comments provided by the Investors shall not be unreasonably rejected.

Section 4.06. Standstill.

(a) Each Investor agrees that, during the Standstill Period (unless specifically requested in writing by the Company, acting through a resolution of a majority of the Company’s directors), such Person shall not, and shall cause each of its Investor Affiliates not to, directly or indirectly, in any manner, alone or in concert with others:

(i) make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company for the election of individuals to the Board of Directors or to approve stockholder proposals that have not been authorized and approved, or recommended for approval, by the Board of Directors, or become a “participant” in any contested “solicitation” (as such terms are defined or used under the Exchange Act) for the election of directors with respect to the Company, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board of Directors at any stockholder meeting, or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(ii) form, join, encourage, influence, advise or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons who are not such Person’s Investor Affiliates with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly permitted by this Agreement;

(iii) acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any securities of the Company or any rights decoupled from the underlying securities that would result in such Person (together with such Person’s Investor Affiliates), beneficially owning (within the meaning of Rule 13d-3 of the Exchange Act) more than 19.99% in the aggregate of the shares of Company Common Stock outstanding at such time (not including shares of Company Common Stock issuable upon conversion of Notes and New Notes held as of immediately following the Closing); provided that nothing herein will require any shares of Company Common Stock or other securities to be sold to the extent such Person and such Person’s Investor Affiliates, collectively, exceed the ownership limit under this paragraph as the result of a share repurchase or any other Company actions that reduces the number of outstanding shares of Company Common Stock. For the avoidance of doubt, this Section 4.06(a)(iii) shall not restrict conversion of the Notes and New Notes and shall not be violated by any conversion rate adjustment. Notwithstanding the second sentence of the definition of “Affiliate” in this Agreement, for purposes of this Section 4.06(a)(iii), no securities Beneficially Owned by a portfolio company of such Person or its Affiliates will be deemed to be Beneficially Owned by such Person or any of its Affiliates only so long as (x) such portfolio company would not be deemed an Affiliate of such Person for purposes of this Section 4.06 under the definition of “Affiliate” in this Agreement, (y) neither such Person nor any of its Investor Affiliates has encouraged, instructed, directed, assisted or advised, or coordinated with, such portfolio company with respect to the acquisition, voting or disposition of securities of the Company by the portfolio company and (z) neither such Person or any of its Affiliates is a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with that portfolio company with respect to any securities of the Company;

(iv) transfer, directly or indirectly, through swap or hedging transactions or otherwise, Company Common Stock Beneficially Owned by such Person or its Affiliates or any economic or voting rights decoupled from the underlying securities held by such Person or its Affiliates to any Third Party that, to the knowledge of such Person at the time it enters into such transaction, would result in such Third Party, together with its Affiliates, having Beneficial Ownership in the aggregate of more than 10% of the shares of Company Common Stock outstanding at such time; provided that (x) such Person or its Affiliates, as applicable, shall provide written notice to the Company if it has actual knowledge at the time of such transaction that such transfer, directly or indirectly, through swap or hedging transactions or otherwise, of its Notes and New Notes or Company Common Stock to any Third Party would result in such Third Party, together with its Affiliates, having Beneficial Ownership in the aggregate of more than 10% of the shares of Company Common Stock outstanding at such time and (y) nothing in this clause (iv) shall in any way prohibit, limit or restrict any transfer (A) pursuant to a Permitted Loan or any foreclosure thereunder, (B) pursuant to a Third Party Tender/Exchange Offer or pursuant to a merger, consolidation or similar transaction entered into by the Company, (C) in a bona fide underwritten public offering (or an equivalent transaction under Rule 144A), in a block sale to one or more broker-dealers in connection with a transaction pursuant to Rule 144A or in a broker transaction pursuant to Rule 144 (provided that, in relation to any such Rule 144A offering or such Rule 144 offering, such Person has not instructed or encouraged any initial purchaser, broker or broker dealer as applicable, to sell such Notes or New Notes Company Common Stock to a specific Third Party or class of Third Parties which would otherwise result in a violation of this clause (iv)), or (D) in a derivatives transaction entered into with, or purchased from, a bank, broker-dealer or other recognized derivatives dealer that is not a hedge fund or activist investor, or to the knowledge of such Person, an Affiliate of a hedge fund or activist investor;

(v) effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme of arrangement, business combination, recapitalization, reorganization, sale or acquisition of all or substantially all assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its Subsidiaries or joint ventures or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude the tender by such Person or its Investor Affiliate of any securities of the Company into any Third Party Tender/Exchange Offer (and any related conversion of Notes to the extent required to effect such tender) or any merger, consolidation or similar transaction entered into by the Company, or the vote by such Person or its Investor Affiliate of any voting securities of the Company with respect to any Extraordinary Transaction;

(vi) (A) call or seek to call any meeting of stockholders of the Company, including by written consent, (B) seek representation on the Board of Directors, except as expressly set forth herein, (C) seek the removal of any member of the Board of Directors, (D) solicit consents from stockholders or otherwise act or seek to act by written consent with respect to the Company, (E) conduct a referendum of stockholders of the Company or (F) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the DGCL or otherwise;

(vii) take any action in support of or make any proposal or request that constitutes: (A) controlling or changing the Board of Directors or management of the Company, including any plans or proposals to declassify the Board of Directors or to change the number or term of directors or to fill any vacancies on the Board of Directors, (B) any material change in the capitalization or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii) make statements reasonably expected to disparage or cause to be disparaged the Company or its Subsidiaries or any of its current or former officers or directors in a manner reasonably expected to cause harm to such person and using a means of communication that is reasonably expected to be and results in a broad dissemination of such remarks (provided such Person or its applicable Affiliates shall have an opportunity to publicly cure any such statement within two Business Days after being informed by the Company that such Person or its Affiliates have breached this clause (viii));

(ix) make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board of Directors, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(x) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing; or

(xi) request, directly or indirectly, any amendment, modification or waiver of this Section 4.06 (including this clause (xi)).

(b) The foregoing provisions of Section 4.06(a) shall not be deemed to prohibit a Person or any of its Investor Affiliates or their respective directors, executive officers, partners, employees or managing members or agents (acting in such capacity) from communicating privately with the Company’s directors, officers or advisors regarding the matters set forth in Section 4.06(a) so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications.

(c) Notwithstanding anything in this Section 4.06 to the contrary, if (i) the Company enters into a definitive agreement providing for a transaction that, if consummated, would result in a Change in Control and (ii) the Company had not, reasonably prior to entering into such definitive agreement, provided an Investor with a written notice inviting any of its Investor Affiliates to make one or more proposals or offers to effect a transaction that would result in Change in Control, then after the announcement of such transaction and prior to the earlier of any termination of such definitive agreement or Company stockholder approval of such definitive agreement, nothing in this Section 4.06 will prevent such Investor Affiliates from (A) submitting to the Board of Directors one or more bona fide proposals or offers for an alternative transaction involving, directly or indirectly, one or more of such Investor Affiliates, (B) pursuing and entering into any such alternative transaction with the Company and (C) taking any actions in furtherance of the foregoing, including actions relating to obtaining equity and/or debt financing for the alternative transaction as long as (x) any proposal or offer is conditioned on the proposed transaction being approved by the Board of Directors and (y) such Investor Affiliates do not make any public announcement or disclosure of such proposal, offer or actions other than any filings and disclosures that may be required in filings with the SEC.

Section 4.07. Voting. Each Investor agrees that:

(a) during any period in which the Investors collectively hold greater than 10% of the outstanding Company Common Stock, the Investors shall take such action (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) at each meeting of the stockholders of the Company as may be required so that all shares of issued and outstanding Company Common Stock Beneficially Owned, directly or indirectly, by it and/or by any of its Affiliates are voted in the same manner (“for,” “against,” “withheld,” “abstain” or otherwise) as recommended by the Board of Directors to the other holders of Company Common Stock (including with respect to director elections), provided, however, the obligations in this Section 4.07(a) shall not apply to any vote in connection with the approval of a Change of Control during the Standstill Period;

(b) during any period in which the Investors collectively hold greater than 1% but less than 10% of the outstanding Company Common Stock, the Investors shall take such action (including, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) at each meeting of the stockholders of the Company as may be required so that all shares of issued and outstanding Company Common Stock Beneficially Owned, directly or indirectly, by it and/or by any of its Affiliates are voted in the same manner (“for,” “against,” “withheld,” “abstain” or otherwise) as recommended by the Board of Directors in connection to any vote to increase the authorized capital stock of the Company; and

(c) during any period in which the Investors collectively hold greater than 1% of the outstanding Company Common Stock, the Investors shall, and shall (to the extent necessary to comply with this Section 4.07) cause its Affiliates to, be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of issued and outstanding Company Common Stock Beneficially Owned by it or them from time to time may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 4.07(a) and Section 4.07(b) at such meetings (including at any adjournments or postponements thereof). The foregoing provision shall also apply to the execution by such persons of any written consent in lieu of a meeting of holders of shares of Company Common Stock.

Section 4.08. Indemnification. The Company shall indemnify and hold harmless each of the Investors and their Affiliates, and each of their officers, directors, employees, agents and representatives (each, an “Indemnitee”), against, and shall pay and reimburse each of them for, any and all losses incurred or sustained by, or imposed upon, the Indemnitees based upon, arising out of, with respect to, or by reason of (a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement; or (b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by the Company pursuant to this Agreement. Whenever any claim shall arise for indemnification hereunder, the Indemnitee shall promptly provide written notice of such claim to the Company. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summonses, subpoenas, or investigations of any nature, at law or in equity (collectively, “Actions”) by a person who is not a party to this Agreement, the Company, at its sole cost and expense and upon written notice to the Indemnitee, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnitee. The Company shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Company does not assume the defense of any such Action, the Indemnitee may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Company, on such terms as the Indemnitee may deem appropriate. No action taken by an Indemnitee in accordance with such defense and settlement shall relieve the Company of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Company shall not settle any Action without the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld).

ARTICLE 5

MISCELLANEOUS

Section 5.01. Survival of Representations and Warranties. All covenants and agreements contained herein, other than those which by their terms apply in whole or in part at or after the Closing (which shall survive the Closing), shall terminate as of the Closing, provided nothing herein shall relieve any party of liability for any breach of such covenant or agreement before it terminated. The representations and warranties made herein shall survive for six (6) months following the Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration.

Section 5.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or sent via email (with receipt confirmed) as follows:

(a)	If to any Investor, to the notice information set forth on the signature page hereto:

with a copy (which shall not constitute actual or constructive notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Eric R. Reimer; Casey T. Fleck

Email: ereimer@milbank.com; cfleck@milbank.com

(b)	If to the Company, to:

Nikola Corporation

4141 E Broadway Road

Phoenix, AZ 85040

Attn: Chief Legal Officer

Email:

with a copy (which will not constitute actual or constructive notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

Attention: Stanley F. Pierson; Gabriella A. Lombardi; Julie Park

Email: spierson@pillsburylaw.com; gabriella.lombardi@pillsburylaw.com;

            julie.park@pillsburylaw.com

or to such other address or addresses as shall be designated in writing. All notices shall be deemed effective (a) when delivered personally (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by email if received before 5:00 pm Eastern Time; or (c) one (1) Business Day following the day sent by overnight courier.

Section 5.03. Entire Agreement; Third Party Beneficiaries; Amendment.

(a) This Agreement sets forth the entire agreement between the parties hereto with respect to the Transactions, supersede all prior agreements and understandings, both oral and written, among the parties and their respective Affiliates with respect to the subject matter hereof and thereof.

(b) This Agreement is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided that Section 5.12 shall be for the benefit of and fully enforceable by each of the Specified Persons.

(c) Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.04. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 5.05. Public Announcements. The initial press release related to this Agreement and the Transactions shall be a press release to be mutually agreed upon by the Company and Investors. Thereafter, either party may issue or make one or more press releases or public announcements related to this Agreement or the Transactions (in which case the other party shall (to the extent permitted by applicable law) have the right to review and reasonably comment on such press release or announcement prior to issuance, distribution or publication); provided that the foregoing shall not apply to any press release or other public announcement to the extent that it contains substantially the same factual information related to this Agreement and the Transactions as previously communicated publicly by one or more of the parties in accordance with this Section 5.05. Without limiting the foregoing, the Company may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities. The Company shall use its commercially reasonable efforts to file with the SEC a current report on Form 8-K (the “Disclosure Document”) within two Business Days after the execution of this Agreement, disclosing all material terms of the transactions contemplated hereby and any other material, nonpublic information regarding the Company that the Company provided to the Investors on or prior to the date hereof. Upon the filing of the Disclosure Document, to the Company’s knowledge, no Investor shall be in possession of any material, nonpublic information regarding the Company received from the Company or any of its officers, directors, or employees or agents, and the Investors shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company or any of their respective affiliates in connection with the transactions contemplated hereby.

Section 5.06. Expenses. The Company shall reimburse the Investors for the documented fees and expenses of Milbank LLP in connection with this Agreement and the transactions related hereto, in an aggregate amount not in excess of $200,000, which the Investors may withhold and deduct from the Purchase Price.

Section 5.07. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and each Investor’s successors and assigns, and no other person; provided, that neither the Company nor any Investor may assign its respective rights or delegate its respective obligations under this Agreement without the written consent of the Company or such Investor, as applicable, whether by operation of law or otherwise, and any assignment by the Company or such Investor in contravention hereof shall be null and void; provided further that (i) any Investor may assign all of its rights and obligations under this Agreement or, in the case of this Agreement, any portion thereof, to one or more Affiliates who execute and deliver to the Company a Joinder and a duly completed and executed IRS Form W-8 or W-9, as applicable, and any such assignee who executes and delivers to the Company a Joinder shall be deemed an Investor hereunder and have all the rights and obligations of such Investor so assigned; provided that no such assignment will relieve such assigning Investor of its obligations hereunder until the Closing has occurred; and (ii) if the Company consolidates or merges with or into any Person and Company Common Stock is, in whole or in part, converted into or exchanged for securities of a different issuer in a transaction that does not constitute a Change in Control, then as a condition to such transaction the Company will cause such issuer to assume all of the Company’s rights and obligations under this Agreement in a written instrument delivered to such Investor.

Section 5.08. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, may be brought and determined in the United States District Court for the Southern District of New York or any New York State court sitting in New York City and hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.08(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5.08.

Section 5.09. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 5.10. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.11. Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 5.12. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners, stockholder, Affiliate, agent, attorney, advisor or representative of any party hereto or any of such party’s Affiliates (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. All obligations of any Investor hereunder shall be several obligations of such Investor and, for the avoidance of doubt, not joint or joint and several obligations.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

NIKOLA CORPORATION

By:	/s/ Kim Brady
Name: Kim Brady
Title: Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

ANTARA CAPITAL LP, on behalf of certain advised or managed funds and accounts

By:	/s/ Himanshu Gulati
Name: Himanshu Gulati
Title: CIO / Founder

Notice Information:

Address:

55 Hudson Yards Suite 47C
New York, NY 10001

[Signature Page to Stock Purchase Agreement]

SCHEDULE 1

INVESTORS

Investor

Antara Capital Master Fund LP, on behalf of certain advised or managed funds and accounts

EXHIBIT A

FORM OF JOINDER

___________, 20__

The undersigned is executing and delivering this Joinder pursuant to that certain Stock Purchase Agreement dated as of March 29, 2023 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Purchase Agreement”) by and among Nikola Corporation and the other parties listed therein and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Purchase Agreement.

By executing and delivering this Joinder to the Purchase Agreement, the undersigned hereby adopts and approves the Purchase Agreement and agrees, effective commencing on the date hereof, to become a party to, and to be bound by and comply with the provisions of, the Purchase Agreement applicable to the Investor in the same manner as if the undersigned were the original Investor signatory to the Purchase Agreement.

The undersigned acknowledges and agrees that Sections 5.02, 5.03, 5.07, 5.08 and 5.12 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

[Signature pages follow]

A-1

Accordingly, the undersigned has executed and delivered this Joinder as of the first date written above.

By:
Name:
Title:

Address:

Email:

A-2